Exhibit 5.1

July 23, 2004

Wise Metals Group LLC

Wise Alloys Finance Corporation

857 Elkridge Landing Road, Suite 600

Linthicum, Maryland 21090

Ladies and Gentlemen:

We have acted as special counsel for Wise Metals Group LLC, a Delaware limited liability company (the “Company”), Wise Alloys Finance Corporation, a Delaware corporation (“Finance”, and together with the Company, the “Issuers”) and certain subsidiaries of the Company listed on Annex A hereto (the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to the 10 1/4% Senior Secured Notes due 2012, of the Issuers in the aggregate principal amount of $150,000,000 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees” and, together with Exchange Notes, the “Exchange Securities”). The Exchange Notes and the Exchange Guarantees are to be offered by the Issuers and the Guarantors, respectively, in exchange for $150,000,000 in aggregate principal amount of the Issuers’ outstanding 10 1/4% Senior Secured Notes due 2012 (the “Original Notes”) and the guarantees of the Original Notes by the Guarantors (the “Original Guarantees” and, together with the Original Notes, the “Original Securities”). The Exchange Securities will be issued under the Indenture, dated as of May 5, 2004 (the “Indenture”), by and among the Issuers, the Guarantors and The Bank of New York, as trustee.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Certificate of Formation or Certificate of Incorporation of each of the Issuers and each of the Guarantors as in effect on the date hereof, (iv) the Operating Agreement or By-Laws of each of the Issuers and each of the Guarantors as in effect on the date hereof, (v) the form of the Exchange Securities, and (vi) resolutions adopted by the Board of Managers or Board of Directors of each of the Issuers and each of the Guarantors

Wise Metals Group LLC

Wise Alloys Finance Corporation

July 17, 2004

authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the Exchange Securities for the Original Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and/or the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers and/or the Guarantors, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Issuers and the Guarantors, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and/or the Guarantors.

Members of this firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act, (ii) the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture, (iii) the issuance and exchange of the Exchange Notes for the Original Notes has been duly authorized by requisite corporate or limited liability company action on the part of each of the Issuers, and (iv) the Exchange Notes shall have been issued and delivered in exchange for the Original Notes pursuant to the terms set forth in the Registration Statement, the Exchange Notes will be valid and binding obligations of each of the Issuers, entitled to the benefits of the Indenture and enforceable against each of the Issuers, in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors’ rights generally and (y) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Wise Metals Group LLC

Wise Alloys Finance Corporation

July 17, 2004

2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act, (ii) the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture, (iii) the issuance of the Exchange Guarantees has been duly authorized by limited liability company action on the part of each of the Guarantors, and (iv) the Exchange Notes shall have been issued and delivered in exchange for the Original Notes pursuant to the terms set forth in the Registration Statement, the Exchange Guarantees will be valid and binding obligations of each of the Guarantors, entitled to the benefits of the Indenture and enforceable against such applicable Guarantor, in accordance with its terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors’ rights generally and (y) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/  Winston & Strawn LLP

Exhibit 5.1

ANNEX A

Subsidiaries of the Company

Name	Jurisdiction of Organization
Wise Alloys LLC	Delaware
Wise Alloys Finance Corporation	Delaware
Wise Recycling West, LLC	Delaware
Wise Recycling, LLC	Maryland
Wise Recycling Texas, LLC	Delaware
Wise Warehousing, LLC	Delaware
Listerhill Total Maintenance Center LLC	Delaware